UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 28, 2023

Xerox
Xerox Holdings Corporation
Xerox Corporation
(Exact name of registrant as specified in its charter)

New York New York	001-39013 001-04471	83-3933743 16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Merritt 7 Norwalk, Connecticut 06851-1056
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (203) 849-5216

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Xerox Holdings Corporation Common Stock, $1 par value	XRX	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On September 28, 2023, Xerox Holdings Corporation (the “Company”) entered into a share purchase agreement (the “Purchase Agreement”) with Mr. Carl C. Icahn, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Beckton Corporation, Icahn Enterprises Holdings L.P. and Icahn Enterprises G.P. Inc. (collectively, the “Icahn Parties”) pursuant to which the Company agreed to purchase from certain of the Icahn Parties an aggregate of 34,245,314 shares of the Company’s common stock, par value $1.00 per share (the “Common Shares”), at a price per Common Share of $15.84, the closing price of a Common Share on the Nasdaq Global Select Market on September 27, 2023, the last full trading day prior to the execution of the Purchase Agreement, for an aggregate purchase price of approximately $542 million. In order to fund a portion of the aggregate purchase price necessary to purchase the Common Shares, the Company intends to cause certain of its subsidiaries to enter into a credit facility with certain lenders (the “Credit Agreement”). In the event that the Credit Agreement is not executed, and the funding contemplated thereby is not consummated at or prior to 11:59 p.m., Eastern Standard Time, on September 29, 2023, (the “Termination Time”), the Purchase Agreement will automatically terminate. The Purchase Agreement provides that the Company will use commercially reasonable efforts to cause the financing under the Credit Agreement to occur prior to the Termination Time, subject to the terms set forth in the Purchase Agreement. Following the repurchase, the Icahn Parties will not beneficially own any Common Shares.
The foregoing description of the Purchase Agreement do not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed herewith as exhibit 10.1 and is incorporated herein by reference, as well as the additional disclosures set forth in Items 1.02 and 5.02 of this Current Report on Form
8-K.

Item 1.02	Termination of a Material Definitive Agreement.
The information set forth in Item 1.01 of this Current Report on Form
8-K
is incorporated by reference into this Item 1.02.
Pursuant to the terms of the Purchase Agreement and effective upon the closing of the repurchase, the Company and the Icahn Parties mutually agreed to terminate the Nomination and Standstill Agreement, dated January 26, 2021, among the Company and the Icahn Parties (the “Nomination Agreement”) and the Registration Rights Agreement dated April 29, 2021, among the Company and the Icahn Parties; provided, however, that the standstill provisions contained in the Nomination Agreement will remain in effect following the closing of the repurchase until the date that is thirty (30) days following the conclusion of the 2025 annual meeting of shareholders of the Company subject to certain modifications set forth therein, including that the Icahn Parties are prohibited from acquiring any securities of the Company or its subsidiaries during such period.
The foregoing description of the Nomination Agreement as modified by the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement and the Nomination Agreement, a copy of which was filed as exhibit 10.1 to the Current Report on Form
8-K
filed by the Company on January 26, 2021, and is incorporated herein by reference.

Item 5.02(b)	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Concurrent with the closing of the repurchase, Jesse Lynn and Steven Miller, who are employed by the Icahn Parties, and James Nelson, an independent director, will resign from the Company’s board of directors. The resignations did not result from any disagreement with the Company. In addition, concurrent with the closing of the repurchase, Scott Letier, who has served on the board of directors since 2018, will become chairman of the board of directors of Xerox and Xerox Corporation.

Item 8.01	Other Events.
On September 28, 2023, the Company issued a press release announcing the matters set forth in Items 1.01, 1.02 and 5.02 of this Current Report on Form
8-K.
A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form
8-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Purchase Agreement dated September 28, 2023 by and between the Company and the Icahn Parties.

99.1	Press Release, dated September 28, 2023.

104	Cover Page Interactive Data File - The cover page from the Company’s Current Report on Form 8-K filed on September 28, 2023 is formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xerox Holdings Corporation

Date: September 28, 2023	By:	/s/ Flor M. Colon
	Name:	Flor M. Colon
	Title:	Secretary

Xerox Corporation

Date: September 28, 2023	By:	/s/ Flor M. Colon
	Name:	Flor M. Colon
	Title:	Secretary